Exhibit 99.1

June 28, 2019 Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE

Key Energy Services Receives Notice From NYSE Regarding Continued Listing Requirements

HOUSTON, June 28, 2019 - Key Energy Services, Inc. (“Key”) (NYSE: KEG) today announced that it had received a letter from the New York Stock Exchange (the “NYSE”) notifying it that Key was not in compliance with the NYSE’s continued listing standards because, over a period of 30 consecutive trading days, the average market capitalization of Key’s common shares was below $50 million and Key’s stockholders’ equity was less than $50 million as of March 31, 2019. This notice does not have an immediate effect on the listing of Key’s common shares.

In accordance with NYSE rules, Key intends to timely notify the NYSE that Key intends to cure the deficiency. Under the NYSE rules, Key has 45 days from the receipt of the notification to submit a plan advising the NYSE of definitive action Key has taken, or is taking, that would bring Key into conformity with the continued listed standards within 18 months of receipt of the notification. Key intends to develop and submit a business plan to bring it into compliance with the listing standards within the required timeframe.

Within 45 days of receipt of the plan, the NYSE will make a determination as to whether Key has made a reasonable demonstration of an ability to come into conformity in the 18-month period. If the NYSE accepts the plan, Key’s common shares will continue to be listed and traded on the NYSE during the 18-month cure period, subject to Key’s compliance with other continued listing standards, and Key will be subject to quarterly monitoring by the NYSE for compliance with the plan.

The NYSE notification does not affect Key’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

Rob Saltiel, Key’s Chief Executive Officer, said, “This notice from the NYSE will not affect our day-to-day operations nor impact the exceptional services that our employees deliver to our clients. We are committed to pursuing opportunities that will increase the value of Key’s shares and returning to compliance with the NYSE listing standards during the 18-month cure period.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements, including statements relating to the continued listing of the Key’s common stock on the NYSE or its ability to timely develop or successfully implement a plan that is acceptable to the NYSE. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: Key’s ability to timely develop or successfully implement a plan to regain compliance with the continued listing standards of the NYSE or receive a favorable determination from the NYSE with respect to such plan; conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2018, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.

3